EXHIBIT 99.1

Emclaire Financial Corp Reports 3.1% Increase in Quarterly Earnings

EMLENTON, Pa., July 22, 2016 (GLOBE NEWSWIRE) -- Emclaire Financial Corp (NASDAQ:EMCF), the parent holding company of The Farmers National Bank of Emlenton, reported an increase in consolidated net income available to common stockholders of $28,000, or 3.1%, to $930,000, or $0.43 per common share, for the three months ended June 30, 2016, compared to $902,000, or $0.48 per common share, for the same period in 2015.  Net income available to common shareholders for the six-month period ended June 30, 2016 was $1.7 million, or $0.80 per diluted common share, an increase of $74,000, or 4.5%, from $1.7 million, or $0.90 per diluted common share, for the same period in 2015.

The increase in net income available to common stockholders for both periods was primarily driven by increases in loans outstanding, which led to increases in net interest income of 7.1% and 6.0% for the current quarter and year-to-date periods, respectively.  An increase in noninterest income and decreases in the provision for loan losses and preferred stock dividends also contributed to the increase in earnings, which were offset by increases in noninterest expense and the provision for income taxes.  The decrease in earnings per common share for the second quarter and year-to-date periods compared to the same periods in the prior year was due to additional shares issued late in the second quarter of 2015 from a private placement common stock offering, which raised $8.2 million in equity.

William C. Marsh, Chairman, President and Chief Executive Officer of the Corporation and the Bank, noted, “We are extremely pleased with our results for the first half of 2016, including positive core earnings and balance sheet growth and the successful acquisition and integration of United American Savings Bank (UASB), acquired in April 2016.  In the upcoming quarters, we will be focused on exploring additional business opportunities with the UASB customer base, opening a de novo branch office in Aspinwall, Pennsylvania, continuing to expand our loan portfolio, implementing revenue enhancement strategies, managing operating expenses, and effectively deploying capital to continue the profitable growth of our franchise.”

OPERATING RESULTS OVERVIEW

Net income available to common stockholders increased $28,000, or 3.1%, to $930,000, or $0.43 per common share, for the three months ended June 30, 2016, compared to $902,000, or $0.48 per common share, for the same period in 2015.  The increase in net income primarily resulted from increases in net interest income and noninterest income of $320,000 and $94,000, respectively, and decreases in the provision for loan losses and preferred stock dividends of $82,000 and $25,000, respectively, partially offset by increases in noninterest expense and the provision for income taxes of $453,000 and $40,000, respectively.

Net interest income increased $320,000, or 7.1%, to $4.9 million for the quarter ended June 30, 2016 from $4.5 million for the same period in 2015.  The increase in net interest income resulted from an increase in interest income of $625,000, or 11.9%, as the Corporation experienced an $84.1 million increase in the average balance of loans between the quarterly periods.  Partially offsetting the increase in interest income, interest expense increased $305,000, or 42.8%, as the Corporation’s average balance of interest-bearing deposits and borrowed funds increased $47.0 million and $18.8 million, respectively, between the quarterly periods.  The increases in the Corporation’s interest-earning assets and interest-bearing liabilities primarily relates to the aforementioned acquisition of UASB.

Noninterest income increased $94,000, or 11.1%, to $942,000 for the quarter ended June 30, 2016 from $848,000 for the same period in 2015.  This increase primarily resulted from a $47,000 increase in net gains on the sale of securities.  During the three months ended June 30, 2016, the Corporation realized securities gains of $81,000 related to a balance sheet management strategy whereby securities were sold to prepay a $5.0 million FHLB long term advance and the related securities gains were used to offset the impact of prepayment penalties associated with the early retirement of the advance.  During the three months ended June 30, 2015, the Corporation recorded securities gains of $34,000 related to the sale of a mortgage-backed security.

Noninterest expense increased $453,000, or 11.3%, to $4.5 million for the quarter ended June 30, 2016 from $4.0 million for the same period in 2015.  The increase primarily related to increases in compensation and benefits, premises and equipment expense and other noninterest expense of $127,000, $37,000 and $187,000, respectively.  Included in other noninterest expense for the quarter ended June 30, 2016 was a prepayment penalty of $71,000 associated with the aforementioned early retirement of an FHLB advance.   Noninterest expense for the quarter ended June 30, 2016 also included $92,000 in acquisition costs related to UASB.

CONSOLIDATED YEAR-TO-DATE OPERATING RESULTS OVERVIEW

Net income available to common stockholders increased $74,000, or 4.5%, to $1.7 million, or $0.80 per diluted common share, for the six months ended June 30, 2016, compared to $1.7 million, or $0.90 per diluted common share, for the same period in the prior year.  The increase in net income primarily resulted from increases in net interest income and noninterest income of $532,000 and $95,000, respectively, and decreases in the provision for loan losses and preferred stock dividends of $69,000 and $50,000, respectively, partially offset by increases in noninterest expense and the provision for income taxes of $506,000 and $166,000, respectively.

Net interest income increased $532,000, or 6.0%, to $9.4 million for the six months ended June 30, 2016 from $8.8 million for the same period in 2015.  The increase in net interest income resulted from an increase in interest income of $940,000, or 9.1%, as the Corporation experienced a $69.0 million increase in the average balance of loans.  Partially offsetting the increase in interest income, interest expense increased $408,000, or 28.3%, as the Corporation’s average balance of interest-bearing deposits and borrowed funds increased $22.4 million and $17.9 million, respectively.  The increases in the Corporation’s interest-earning assets and interest-bearing liabilities primarily relates to the aforementioned acquisition of UASB.

Noninterest income increased $95,000, or 5.8%, to $1.7 million for the six months ended June 30, 2016 from $1.6 million for the same period in 2015.  This increase primarily resulted from a $49,000 increase in net gains on the sale of securities.  During the six months ended June 30, 2016, the Corporation realized securities gains of $83,000, of which $81,000 related to a balance sheet management strategy whereby securities were sold to prepay a $5.0 million FHLB long term advance and the related securities gains were used to offset the impact of prepayment penalties associated with the early retirement of the advance.  During the six months ended June 30, 2015, the Corporation recorded securities gains of $34,000 related to the sale of a mortgage-backed security.

Noninterest expense increased $506,000, or 6.3%, to $8.5 million for the six months ended June 30, 2016 from $8.0 million for the same period in 2015.  The increase primarily related to acquisition related costs of $402,000 and increases in compensation and benefits and premises and equipment expense of $107,000 and $54,000, respectively.

CONSOLIDATED BALANCE SHEET & ASSET QUALITY OVERVIEW

Total assets increased $97.0 million, or 16.2%, to $697.6 million at June 30, 2016 from $600.6 million at December 31, 2015.  Asset growth was driven by increases in loans receivable and cash and equivalents of $68.8 million and $27.0 million, respectively, which was funded by an increase in customer deposits of $107.0 million, partially offset by a decrease in borrowed funds of $11.8 million.  Loans and deposits acquired from UASB totaled $66.1 million and $72.1 million, respectively.

Total nonperforming assets remained stable at $3.4 million, or 0.49% of total assets at June 30, 2016 compared to $3.2 million, or 0.54% of total assets at December 31, 2015.

Stockholders’ equity increased $2.0 million, or 3.8%, to $54.9 million at June 30, 2016 from $52.8 million at December 31, 2015.  The Corporation remains well capitalized and is positioned for continued growth with total stockholders’ equity at 7.9% of total assets.  Tangible book value per common share was $20.44 at June 30, 2016, compared to $22.67 at December 31, 2015.

Emclaire Financial Corp is the parent company of The Farmers National Bank of Emlenton, an independent, nationally chartered, FDIC-insured community bank headquartered in Emlenton, Pennsylvania, operating 16 full service offices in Venango, Allegheny, Butler, Clarion, Clearfield, Crawford, Elk, Jefferson and Mercer counties, Pennsylvania.  The Corporation’s common stock is quoted on and traded through the NASDAQ Capital Market under the symbol “EMCF”.  For more information, visit the Corporation’s website at “www.emclairefinancial.com”.

This news release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements may contain words such as “believe”, “expect”, “anticipate”, “estimate”, “should”, “may”, “can”, “will”, “outlook”, “project”, “appears” or similar expressions.  Such forward-looking statements are subject to risk and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. Such factors include, but are not limited to, changes in interest rates which could affect net interest margins and net interest income, the possibility that increased demand or prices for the Corporation's financial services and products may not occur, changing economic and competitive conditions, technological and regulatory developments, and other risks and uncertainties, including those detailed in the Corporation's filings with the Securities and Exchange Commission.  The Corporation does not undertake, and specifically disclaims any obligation to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements.

EMCLAIRE FINANCIAL CORP
Consolidated Financial Highlights
(Unaudited - Dollar amounts in thousands, except share data)

CONSOLIDATED OPERATING RESULTS DATA:	Three month period		Six month period
	ended June 30,		ended June 30,
	2016	2015	2016	2015

Interest income	$5,877	$5,252	$11,226	$10,286
Interest expense	1,017	712	1,849	1,441
Net interest income	4,860	4,540	9,377	8,845
Provision for loan losses	121	203	302	371
Noninterest income	942	848	1,722	1,627
Noninterest expense	4,464	4,011	8,482	7,976
Income before provision for income taxes	1,217	1,174	2,315	2,125
Provision for income taxes	287	247	583	417
Net income	930	927	1,732	1,708
Accumulated preferred stock dividends	-	25	-	50
Net income available to common stockholders	$930	$902	$1,732	$1,658

Basic earnings per common share	$0.43	$0.48	$0.81	$0.91
Diluted earnings per common share	$0.43	$0.48	$0.80	$0.90
Dividends per common share	$0.26	$0.24	$0.52	$0.48

Return on average assets (1)	0.56%	0.62%	0.54%	0.58%
Return on average equity (1)	6.90%	7.30%	6.47%	6.91%
Return on average common equity (1)	6.90%	7.87%	6.47%	7.46%
Yield on average interest-earning assets	3.86%	3.87%	3.88%	3.86%
Cost of average interest-bearing liabilities	0.84%	0.68%	0.81%	0.70%
Cost of funds	0.67%	0.53%	0.64%	0.55%
Net interest margin	3.21%	3.36%	3.26%	3.34%
Efficiency ratio	75.10%	71.63%	74.00%	72.96%
____________________
(1) Returns are annualized for the three and six month periods ended June 30, 2016 and 2015.

CONSOLIDATED BALANCE SHEET DATA:		As of	As of
		6/30/2016	12/31/2015

Total assets		$697,625	$600,595
Cash and equivalents		38,561	11,546
Securities		106,145	112,981
Loans, net		498,724	429,891
Deposits		596,886	489,887
Borrowed funds		37,500	49,250
Stockholders' equity		54,851	52,839

Book value per common share		$25.56	$24.64
Tangible book value per common share		$20.44	$22.67

Net loans to deposits		83.55%	87.75%
Allowance for loan losses to total loans		1.08%	1.20%
Nonperforming assets to total assets		0.49%	0.54%
Earning assets to total assets		93.27%	93.52%
Stockholders' equity to total assets		7.86%	8.80%
Shares of common stock outstanding		2,146,308	2,144,808

CONTACT:

William C. Marsh
Chairman, President and
Chief Executive Officer

Phone: (844) 800-2193
Email: investor.relations@farmersnb.com